COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS BASIC INTERMEDIATE MUNICIPAL BOND PORTFOLIO
AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND INDEX


EXHIBIT A:

                   LEHMAN BROTHERS         DREYFUS BASIC
                       10-YEAR             INTERMEDIATE
 PERIOD               MUNICIPAL              MUNICIPAL
                    BOND INDEX *           BOND PORTFOLIO

 5/4/94                       10,000                 10,000
8/31/94                       10,245                 10,312
8/31/95                       11,228                 11,146
8/31/96                       11,726                 11,599
8/31/97                       12,811                 12,638


* Source: Lehman Brothers